Zeros & Ones, Inc. Announces It’s New Management Team

Industry veterans Dana Waldman, Herschel Stiles and Steffen Koehler Join Team

February 20, 2007

Zeros & Ones, Inc. (OTC-BB: ZROS), a diversified media and technology holding company dedicated to improving the quality of the digital world for both businesses and consumers, announced today a restructuring and enhancement of its management team.

The new team is structured as follows:

• Mark M. Laisure: Chairman of the Board of Directors
• Dana Waldman: Chief Executive Officer (CEO) and Director
• Scott Fairbairn: Chief Technology Officer (CTO) and Director
• Dr. Steffen Koehler: Chief Marketing Officer (CMO)
• Dr. Herschel Stiles: Chief Development Officer (CDO)
• David R. Wells: Vice President, Finance and Administration

As Waldman, Koehler, and Stiles join Laisure, Fairbairn, and Wells on the Zeros & Ones team, they bring with them a depth and variety of domain and industry experience:

Dana Waldman has over 20 years’ experience building and leading businesses in the multi-media, communications, signal processing, software and other technology areas. He has created and led businesses focused on vertical markets including media and entertainment, telecommunications, enterprise markets and the government sector in both start-up and Fortune 500 environments. After 13 years in executive management positions at Ford Aerospace, Loral, and Lockheed Martin, he founded and became CEO of Centerpoint Broadband Technologies, which raised over $200M and achieved a company valuation of over $1B. Waldman has served as CEO of several start-up companies, as well as a venture capitalist and M&A specialist. Waldman has been serving on the Board of Directors at Zeros & Ones for the past several months.

Herschel Stiles’ 30-year career has included senior management positions at TRW (NGST), Space Systems/Loral, CyberStar, and Centerpoint Broadband Technologies, including several positions as CTO and Senior Vice President. He received his Ph.D. from, and was an assistant professor at, the University of Kansas.

Steffen Koehler brings both his engineering training and his marketing experience to Zeros & Ones. He has held engineering and marketing positions at SBC, Hughes, and Ciena, and he was Vice President of Marketing at a series of four venture startup companies, all of which were successfully acquired. He holds engineering degrees from Cornell University and the University of Southern California, and he was a Post-Doctoral Research Associate at Princeton University.

“We are extremely pleased to bring this world-class management team to Zeros & Ones,” said Laisure. “We are leveraging our shared vision of an enhanced digital world brought about through the convergence of media and technology to chart an ambitious, exciting, new course for the company. This new management team represents the ideal group of experts to realize this vision.”

Waldman added, “Zeros & Ones is positioned extremely well to exploit the intersection of digital content creation and distribution. By integrating our expertise in data delivery with powerful new media content, we will create new dynamics that will shape the digital world in a fundamental and positive way.”

About Zeros & Ones, Inc. (OTC-BB: ZROS)

Zeros & Ones is a new media holding company focused on bringing innovative technologies, media assets, and strategic partnerships together to deliver next-generation commercial and consumer solutions to empower, enhance, and enrich our digital world. The company works with strategic partners in the technology and entertainment sectors to locate, partner with, and acquire complementary technologies and media assets that position the company in the value chain from content creation to direct distribution to the consumer. More information can be found at www.zerosones.com.

Safe Harbor

This news release contains forward-looking statements, including but not limited to, those that refer to the company's future development plans or operating results. Actual results could differ materially from those anticipated due to risk factors that include, but are not limited to, lack of timely development of products and services; lack of market acceptance of products, services and technologies; inadequate capital; adverse government regulations; competition; breach of contract; inability to earn revenue or profits; dependence on key individuals; inability to obtain or protect intellectual property rights; inability to obtain listing for the company's securities; lower sales and higher operating costs than expected; technological obsolescence of the company's products; limited operating history and risks inherent in the company's markets and business.